MOORE & ASSOCIATES, CHARTERED
      ACCOUNTANTS AND ADVISORS
        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement of Extreme Home Staging Inc, filed  on Form SB2/A Pre-Effective Amendment #1,   dated November 15, 2007  of our report dated October 19, 2007 on our audit of the financial statements of Extreme Home Staging Inc as of September 30, 2007 and 2006, and the related statements of operations, stockholders’ equity and cash flows through September 30, 2007 and 2006, and inception May 3, 2006 through September 30, 2007 for the period then ended, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
November 15, 2007